Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Emily Wilson
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(512) 495-7161

CVT-3146 INCREASES CORONARY BLOOD FLOW VELOCITY IN PHASE II STUDY

—Data presented today at American Heart Association Scientific Sessions 2002—

CHICAGO, November 19, 2002 — CV Therapeutics (Nasdaq: CVTX) announced today that CVT-3146 produced a dose-dependent increase in coronary blood flow velocity in an open label Phase II study of 36 patients undergoing cardiac catheterization.  CV Therapeutics is jointly developing CVT-3146, a selective A2A-adenosine receptor agonist, with Fujisawa Healthcare, Inc. (FHI), for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.

The study was designed to evaluate the effect of a single rapid intravenous bolus of CVT-3146 on coronary blood flow velocity at doses ranging from 10 μg to 500 μg.  Patients first received an intracoronary injection of adenosine (18 μg), followed by a washout period, and then a rapid intravenous bolus of CVT-3146. At all doses studied, CVT-3146 caused a rapid increase in coronary blood flow velocity that was at or near peak within 30-40 seconds.  Doses of intravenous CVT-3146 greater than or equal to 100 μg caused a maximal response that was similar to that caused by intracoronary adenosine.

CVT-3146 was generally well-tolerated, and drug-related adverse events, including chest discomfort, increased heart rate, hypotension, flushing and shortness of breath, were mild and self-limited.

“Millions of patients requiring a cardiac stress test cannot exercise on the treadmill and thus undergo a pharmacologic intervention to simulate the coronary blood flow increases typically observed during exercise,” said Richard Kerensky, M.D., associate professor of medicine and director of interventional cardiology, University of Florida, and an investigator of the Phase II study.

“In this study, we identified intravenous bolus doses of CVT-3146 that caused comparable increases in coronary blood flow velocity to that caused by an intracoronary dose of adenosine, without causing heart block or bronchoconstriction,” he added.

The effect on coronary blood flow velocity seen following administration of CVT-3146 in this trial achieved CV Therapeutics’ target profile for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.  Based on the results of this Phase II study, myocardial perfusion imaging in a patient receiving CVT-3146 was presented recently at the American Society of Nuclear Cardiology conference in Baltimore.  Accordingly, CV Therapeutics plans to advance CVT-3146 into a Phase III clinical trial in 2003.

Approximately 6.5 million cardiac perfusion imaging studies are performed each year in the U.S. to detect coronary artery disease (CAD).  The studies offer physicians a non-invasive tool to identify areas with diminished blood flow to the heart muscle, possibly caused by coronary blockages.

Using a radiotracer injected into the bloodstream, physicians compare the distribution of coronary blood flow at rest to the distribution of coronary blood flow while the patient participates in a stress test by exercising on a treadmill.  By comparing images of coronary blood flow during stress to images of coronary blood flow at rest, physicians can identify areas of the heart with insufficient blood flow during stress, indicating potentially narrowed or blocked coronary arteries that may require further medical attention.

Approximately 2.4 million patients a year, more than a third of those requiring “stress tests,” receive a pharmacologic agent to simulate the effects of exercise on coronary blood flow because peripheral vascular disease, arthritis or other limiting medical conditions prevent these patients from exercising on the treadmill.  Pharmacologic agents which stimulate the A2A-adenosine receptor in the heart are commonly used to increase coronary blood flow.

CVT-3146 is a selective A2A-adenosine receptor agonist, which may act on the coronary arteries to cause coronary vasodilation and thereby increase coronary blood flow.  By selective stimulation of the A2A-adenosine receptor, CVT-3146 may avoid effects such as reduced heart rate, heart block and bronchoconstriction, which may occur when other adenosine receptor sub-types are stimulated.  In addition, CVT-3146 may dilate coronary arteries at doses which do not dilate other arteries, thereby possibly avoiding major and sustained decreases in blood pressure (hypotension).

Under a collaboration agreement providing FHI exclusive North American rights to CVT-3146, CV Therapeutics manages the clinical development program, and FHI will be responsible for manufacturing and marketing CVT-3146 in North America, if the product is approved for marketing.  Under the arrangement, FHI reimburses CV Therapeutics for 75 percent of development costs, and CV Therapeutics will receive a royalty on product sales of CVT-3146, if approved, and may receive a royalty on another product.

CVT-3146 has not been approved for marketing by the United States Food and Drug Administration (FDA) or other foreign regulatory agencies.  CVT-3146 presently is being investigated under a United States IND and applicable foreign regulatory filings.  CV Therapeutics has not submitted a new drug application to the FDA or an equivalent application to any other foreign regulatory agency for CVT-3146, and CVT-3146 has not been determined to be safe or effective in humans for any use.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.  CV Therapeutics currently has four compounds in clinical trials.  Ranexa™ (ranolazine), the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina.  Tecadenoson, a selective A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias.  CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.  Adentri™, an A1-adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Fujisawa Healthcare, Inc. headquartered in Deerfield, Illinois, develops, manufactures and markets proprietary pharmaceutical products in the United States and abroad. Fujisawa Healthcare, Inc., is a subsidiary of Fujisawa Pharmaceutical Co., Ltd., based in Osaka, Japan. Fujisawa Pharmaceutical Co.,

Ltd., founded in 1894, is a leading pharmaceutical manufacturer with operations in North America, Europe and Asia.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products and the company’s collaborative arrangements, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001.  CVT disclaims any intent or obligation to update these forward-looking statements.

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